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EXHIBIT 23

The Board of Directors and Shareholders
Admiralty Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-36012) and Form S-3 (No. 333-36016) of Admiralty Bancorp, Inc. of our report dated January 14, 2002, relating to the consolidated balance sheets of the Company and subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended which report appears in the December 31, 2001 annual report on Form 10-KSB of Admiralty Bancorp, Inc.

                           /s/ KPMG LLP

West Palm Beach, Florida
March 15, 2002